UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Lear Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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(1)	Title of each class of securities to which transaction applies:

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This filing consists of a press release issued by Lear Corporation (“Lear”) on June 22, 2007 reaffirming the Board of Directors’ recommendation in favor of the merger proposal with American Real Estate Partners, L.P., an affiliate of Carl C. Icahn, and indicating the rescheduled date of the 2007 Annual Meeting of Stockholders. The press release attaches a letter to Lear’s stockholders from an independent special committee of the Board of Directors of Lear, on behalf of the full Board. The letter reviews the major reasons why the Board strongly recommends a vote in favor of the merger proposal and addresses certain statements by opponents of the transaction that Lear believes are inaccurate.

FOR IMMEDIATE RELEASE

Investor Relations:
Mel Stephens
(248) 447-1624
Media:
Andrea Puchalsky
(248) 447-1651

Lear Reaffirms Recommendation in Favor of AREP Merger Proposal;
Reschedules Annual Meeting to July 12, 2007
          Southfield, Mich., June 22, 2007 — Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating, electronics and electrical distribution systems, today announced that it has rescheduled its 2007 Annual Meeting to July 12, 2007 to allow stockholders sufficient time to evaluate the Company’s response to recent criticisms of the proposed merger with American Real Estate Partners, L.P. [NYSE: ACP] “AREP”, a diversified holding company and an affiliate of Carl C. Icahn. The Company has also filed with the Securities and Exchange Commission a letter to all stockholders from a special independent committee of Lear’s Board of Directors, reviewing the major reasons why the Board strongly recommends a vote in favor of the AREP proposal and addressing certain inaccurate statements by opponents of the transaction.
          In the letter to stockholders, a copy of which is attached, the special committee emphasizes that:
•	Under objective valuation measures, the $36 per share offer price is fair to stockholders, and is more than double Lear’s stock price of just over a year ago;

•	The company aggressively sought out higher bids by contacting 41 potential strategic and financial buyers, with no competing offers being received;

•	There is significant execution risk to Lear’s long-term business plan:
•	Lear’s results are highly dependent on SUV and light truck sales, which are trending lower

•	A significant labor disruption or strike would materially impact Lear and its supply chain

•	Recent improvements in the Company’s financial performance do not materially change the long-term outlook
•	CEO Bob Rossiter’s personal interests had no impact on the merger decision-making process or outcome. Ultimate authority for the merger rested with an active special committee and Lear’s Board;

•	Volatility and structural change within the automotive sector are likely to continue for the foreseeable future.

     Lear’s Annual Meeting, originally scheduled for June 27, 2007, is now scheduled to be held on July 12, 2007 at 10:00 a.m., (Eastern Time) at Hotel du Pont, located on 11th and Market Streets, Wilmington, Delaware 19801, commencing at 10:00 a.m. (Eastern Time). Lear will continue to solicit proxies between now and the Annual Meeting. The record date for stockholders entitled to vote on the Merger Proposal and other such matters that may be considered at the Annual Meeting remains May 14, 2007.
     The Board of Directors, on the unanimous recommendation of a special committee of independent directors, has approved the merger agreement and recommends that Lear’s stockholders vote “FOR” adoption of the Merger Proposal. As announced on February 9, 2007, Lear entered into the merger agreement pursuant to which Lear’s stockholders will be entitled to receive, subject to consummation of the merger, $36.00 in cash for each share they own, without interest and less any applicable withholding tax.
     Stockholders who have questions about the merger, should call Lear Investor Relations at (800) 413-5327. Those who need assistance in submitting their proxy or voting their shares should contact Lear’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, 1-800-322-2885 (toll-free), Email: proxy@mackenziepartners.com. The vote of each Lear stockholder is very important regardless of the number of shares of common stock that a stockholder owns.
     Lear Corporation is one of the world’s largest suppliers of automotive seating systems, electronic products and electrical distribution systems. Lear’s world-class products are designed, engineered and manufactured by a diverse team of more than 90,000 employees at 236 facilities in 33 countries. Lear’s headquarters are in Southfield, Michigan. Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at http://www.lear.com.
Important Additional Information has been and will be filed with the SEC
     In connection with the proposed merger, Lear filed a definitive proxy statement, and a supplement thereto, with the Securities and Exchange Commission (“SEC”) on May 23, 2007 and June 18, 2007, respectively, for its shareholders’ meeting. Lear has also filed with the SEC additional materials regarding the meeting. Before making any voting decision, Lear’s shareholders are urged to read the proxy statement, as supplemented, regarding the merger carefully in its entirety because it contains important information about the proposed transaction. Lear’s shareholders and other interested parties may also obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Lear’s shareholders and other interested parties may also obtain, without charge, a copy of the proxy statement and other relevant documents by directing such request to Lear Corporation, 21557 Telegraph Road, P.O. Box 5008, Southfield, Michigan 48086-5008, Attention: Investor Relations, or through Lear’s website at www.lear.com.
     Lear and its directors and officers may be deemed to be participants in the solicitation of proxies from Lear’s shareholders with respect to the merger.

Information about Lear’s directors and executive officers and their ownership of Lear’s Common Stock is set forth in the proxy statement. Shareholders and investors may obtain additional information regarding the interests of Lear and its directors and executive officers in the merger, which may be different than those of Lear’s shareholders generally, by reading the proxy statement and other relevant documents regarding the merger, which have been, and which may in the future be, filed with the SEC.
#          #          #

June 21, 2007

Lear Stockholders:

You are faced with a very important decision with respect to your shares of Lear stock. American Real Estate Partners, L.P. (“AREP”), an affiliate of Carl Icahn, has made an offer of $36 per share in cash to purchase all the outstanding shares of Lear. As members of an independent special committee of the Lear Board, and on behalf of the full Board of Directors, we recommend that you vote in favor of the AREP proposal. Our position is outlined in the Proxy Statement that has been mailed to you.

Some Lear stockholders have publicly opposed the merger. In addition, Institutional Shareholder Services (“ISS”) has recommended a vote against the transaction. ISS states that while the AREP merger proposal offers fair value, it does not appear to offer an adequate control premium over the company’s standalone value. This led ISS to the conclusion that the strategic rationale for the transaction “although reasonable, is not necessarily compelling.”

In this letter, we would like to address the principal concerns raised by critics of the transaction and review the major reasons why Lear’s Board strongly recommends a vote in favor of the AREP proposal. In order to provide additional time for you to evaluate the company’s response to recent criticisms of the proposed merger with AREP, we have rescheduled our Annual Meeting of Stockholders for July 12, 2007.

It was just over a year-ago, when Lear shares were trading in the mid-teens and many industry analysts and observers were speculating about the company’s viability. Since then, Lear has completed several strategic initiatives but key industry trends and longer-term risks have not improved. At the time of the AREP offer, $36 per share represented a meaningful premium compared with Lear’s recent trading history: 29% above the price one month prior to the offer and 55% above the 52-week average price prior to the offer. ISS, our financial advisors, the special committee and full Board of Directors, all concluded that the AREP proposal offers fair value to Lear stockholders. Traditional valuation techniques support the fairness of the $36 per share offer price and indeed, imply a premium valuation depending on the assumptions and benchmarks utilized. ISS acknowledges that the $36 offer is in-line with fair value based on its own discounted cash flow analysis. The transaction value (including off-balance sheet financing) represented a multiple of 6.2x 2007 EBITDA at the time of the merger agreement and 6.1x EBITDA based on our latest 2007 outlook. Additionally, there is no dispute that Lear had a reasonable opportunity to seek out higher offers and actively did so. We contacted 41 potential strategic and financial buyers without receiving a single competing acquisition proposal.

Fundamentally, the decision of whether to support the AREP proposal comes down to whether the incremental value implied by Lear’s Long-Range Plan outweighs the execution risk inherent in that Plan. In this regard, even those who have actively opposed the transaction acknowledge that there are risks facing Lear as the automotive industry undergoes unprecedented levels of distress and restructuring, particularly in North America. The principal difference between those who support and oppose the transaction lies in how one assesses the significance of these risks relative to the opportunities presented by Lear’s Long-Range Plan.

While we acknowledge that this assessment may very well depend on a given stockholder’s investment horizon, we ultimately concluded that industry conditions in the company’s major markets are likely to continue to be challenging for the foreseeable future, posing significant execution risk to Lear’s standalone plan. We strongly believe that the special committee, the full Board of Directors, management and our advisors are in the best position to weigh these risks and opportunities. In our view, critics of the AREP transaction are significantly underestimating these risks and the impact they could have on Lear’s business.

In referring to execution risk, we are not speaking of the traditional risks inherent in the cyclical automotive business, but rather the impact of long-term structural change that is taking place on a large scale. For example, in the second half of 2006 Lear’s largest three customers announced capacity reductions in North America totaling 2.6 million vehicles. At the same time, demand for light trucks and large SUV’s is under continuing pressure, due to high fuel prices, increased global competition and environmental concerns. According to a June 9th New York

Times article, pickup truck sales are down 5% so far this year from a “weak” market last year. For 2007, U.S. automakers expect to post the lowest sales of pickups in seven years. In addition, major Asian automakers are aggressively seeking to further penetrate this vehicle segment. These trends are very significant to Lear since about 85% of our net sales in North America are from the domestic automakers and about two-thirds of the company’s revenue in North America comes from light trucks. Light trucks in North America constitute high-content platforms, and, therefore it will be difficult to offset declines in this segment with new business in Asia and other growth markets.

In addition, the combination of declining “Big Three” market share in North America, lower sales of high-content vehicles and an increasingly competitive global market, poses challenges to our organic growth. Historically, Lear has enjoyed a substantial sales backlog and robust revenue growth; however, the outlook for net sales over the planning horizon is relatively flat. Accordingly, the projected improvement in Lear’s earnings is driven primarily by major restructuring actions which are costly to implement and carry significant execution risk. These restructuring actions began in 2005 and are expected to continue for a number of years, with the most challenging actions yet to come.

While Lear has a strong market share in Seating, it is weighted toward SUV’s and light trucks. Going forward, the company needs to become more vertically integrated and accelerate its move to low-cost regions to remain cost competitive and maintain margins. While growth with Asian automakers offers significant opportunity, this is a long-term prospect. Also, the emergence of Asian suppliers is a potential longer-term threat. In the Electronic and Electrical segment, Lear’s operating margins and market share have declined, largely as a result of aggressive global competition. In our view, this segment will require significant investment to strengthen our market position and continue to evolve our global footprint.

Focusing on recent improvements in the company’s financial performance, ISS and certain stockholders have suggested that Lear is on the road to a significant recovery. To some extent, this is true. Our Long-Range Plan forecasts improvements in our earnings each year during the planning period, including 2007. We would, however, caution against placing too much emphasis on the first half of this year. Improved performance so far this year is primarily due to higher-than-expected production on certain platforms in North America and the accelerated realization of cost improvements in International operations. The more favorable performance in the first half of 2007 has not materially changed our longer-term outlook. To this point, the consensus 2007 full year forecast for industry production in North America has remained largely unchanged; with J.D. Power now forecasting lower production in 2007 and subsequent years, as compared with prior forecasts, including lower production on several key Lear platforms. While some are now taking a more positive view of the near-term outlook, we would caution that in the highly-competitive automotive market, sentiment can change very quickly.

In its report, ISS suggested that the desire to invest for the long-term and escape Wall Street’s quarterly earnings focus were driving forces behind the proposed AREP transaction. This is not true. While the company does indeed need to maintain a long-term focus to be successful and short-term expectations can be distracting and potentially harmful, the driving force behind the AREP transaction was the Board’s commitment to maximize shareholder value. The Board’s decision to recommend approval of the AREP transaction to stockholders followed a Board-initiated strategic planning process that began in 2005. We were quite prepared to consider the AREP proposal when it was made and had the benefit of Board members with many years of experience in the automotive industry and with acquisition transactions. The Board took great care to evaluate every aspect of the AREP proposal, and was actively involved in overseeing the negotiations with Mr. Icahn, including with respect to price.

While there has been much speculation about our CEO Bob Rossiter’s motivation in this transaction, we can assure you that Mr. Rossiter’s personal interests had no impact on the decision-making process or outcome. While Bob had a role in representing the company in the negotiations, given his extensive knowledge of the company and industry, there was active oversight by the special committee and significant involvement by the committee’s financial and legal advisors on all substantive issues. Ultimate authority for the AREP negotiations rested with the special committee and the Board. In this matter, Bob acted at the direction of the special committee and, as he has consistently done during his entire 35-year career, in the best interests of the company and its stockholders.

Finally, the suggestion that the company was seeking to evade “intense corporate governance and social responsibility scrutiny directed at public corporations” is inaccurate. Under the AREP transaction, Lear would be

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the largest subsidiary of a publicly-traded NYSE corporation and would be indirectly subject to many of the same public company requirements it faces today. What Lear believes is important for its business is stability — not less scrutiny. Volatile industry and market conditions can, and have, impacted the ability of the company to execute its Long-Range Plan. Lear management does believe with a strong financial sponsor the company can more efficiently accomplish the major restructuring necessary to remain competitive and better respond to strategic opportunities when they arise, without being impacted by fluctuations in the price of its stock and the perceptions they create. In this regard, we would again point to the first quarter of 2006 when unfounded market speculation and panic led to fears of a Lear bankruptcy.

In summary, Lear is a great company operating in a volatile industry that is undergoing unprecedented levels of distress and massive restructuring. Longer-term trends are not favorable — and it will take a continuation of industry-wide consolidation and restructuring, including substantial additional investment to secure the longer-term future. While the company has implemented a number of near-term initiatives to improve shareholder value, significant industry risk remains. ISS acknowledges that “there are indeed significant challenges facing Lear and the industry.” We believe that the company’s management and Board of Directors are in the best position to assess these risks, and the potential impact on Lear’s future results. In this regard, some of the views expressed by opponents of the transaction, including attempts to minimize the potential impact of the serious financial issues impacting our major customers, are totally inaccurate.

Based on a very careful, deliberate and objective process of assessing Lear’s overall business outlook, the Board has concluded that the offer of $36 per share is a fair price, and we urge you to vote in favor of the merger proposal at our Annual Meeting of Stockholders now scheduled for July 12, 2007.

Respectfully,

Larry W. McCurdy Lead Independent Director and Chairman of the Special Committee	James A. Stern Independent Director, Member of Special Committee	Henry D.G. Wallace Independent Director, Member of Special Committee

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GENERAL INFORMATION

This letter is being mailed to the stockholders of Lear Corporation who are eligible to vote at the annual meeting of stockholders being held for the purposes set forth in the proxy statement which was first mailed to Lear stockholders on or about May 23, 2007, as supplemented by a Supplement first mailed to stockholders on or about June 19, 2007. All holders of record of Lear common stock as of the close of business on May 14, 2007 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement of the meeting. This letter, together with a proxy card and return envelope, are first being mailed to stockholders on or about June 22, 2007. The annual meeting of the stockholders of Lear Corporation will be held at Hotel du Pont, located on 11th and Market Streets, Wilmington, Delaware 19801, on July 12, 2007, at 10:00 a.m., Eastern Time, to consider and act upon the matters set forth in the proxy statement.

Stockholders are urged to read the definitive proxy statement, dated May 23, 2007, as supplemented by the Supplement dated June 18, 2007. If you need another copy of the definitive proxy statement, the supplement or proxy card, you may obtain them free of charge from Lear by directing such request to: Lear Corporation, Attention: Investor Relations, 21557 Telegraph Road, Southfield, Michigan 48033, or by calling Lear’s Investor Relations department at (800) 413-5327. The definitive proxy statement and Supplement may also be found on the internet at www.sec.gov.

Your vote is important. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the adoption of the merger agreement. Your failure to vote in person at the annual meeting or to submit a properly executed proxy card will effectively have the same effect as a vote “AGAINST” the adoption of the merger agreement. Your prompt cooperation is greatly appreciated.

VOTING AND REVOCABILITY OF PROXIES

Holders of record of Lear common stock may vote their shares by attending the annual meeting and voting their shares of common stock in person or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope.

NO ACTION IS REQUIRED BY ANY STOCKHOLDER WHO HAS PREVIOUSLY DELIVERED A PROXY AND WHO DOES NOT WISH TO REVOKE OR CHANGE THAT PROXY.

You can change your vote and revoke your proxy at any time before it is voted at the meeting by:

•	delivering to Wendy L. Foss, our Vice President, Finance & Administration and Corporate Secretary, a signed, written revocation letter dated later than the date of your proxy;

•	submitting a proxy to Lear with a later date; or

•	attending the meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting to revoke your proxy).

If you are not the record holder of your shares, you must follow the instructions of your bank or brokerage firm in order to change your vote. Stockholders who have questions or requests for assistance in completing and submitting proxy cards, or in obtaining a proxy card, should contact our proxy solicitor:

MacKenzie Partners, Inc.
105 Madison Avenue, New York, New York 10016
Phone: 800-322-2885 (toll-free)

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ADMISSION TICKET

LEAR CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

JULY 12, 2007 AT 10:00 A.M. (EASTERN TIME)

HOTEL DU PONT
11TH AND MARKET STREETS
WILMINGTON, DELAWARE 19801
ADMITS ONE STOCKHOLDER AND UP TO TWO GUESTS

▼    DETACH PROXY CARD HERE    ▼

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue Ink.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT IN PROPOSAL NO. 1, THE ADJOURNMENT PROPOSAL IN PROPOSAL NO. 2, THE NOMINEES IN PROPOSAL NO. 3 AND “FOR” PROPOSAL NO. 4 AND PROPOSAL NO. 5. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL NO. 6 AND PROPOSAL NO. 7.

				FOR	AGAINST	ABSTAIN			FOR		AGAINST		ABSTAIN
1.	Approve the Agreement and Plan of Merger, dated as of February 9, 2007, by and among Lear Corporation, AREP Car Holdings Corp. and AREP Car Acquisition Corp., and the merger contemplated thereby.			☐	☐	☐	2.	Approve the adjournment or postponement of the 2007 Annual Meeting of Stockholders of Lear Corporation, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Annual Meeting to approve Proposal No. 1 described on this proxy card.		☐		☐		☐
3.	Election of Directors
									FOR		AGAINST		ABSTAIN
	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐	4.	Approve an amendment to the Lear Corporation Amended and Restated Certificate of Incorporation to provide for the annual election of directors.	☐		☐		☐
Nominees: Larry W. McCurdy, Roy E. Parrott and Richard F. Wallman
									FOR		AGAINST		ABSTAIN
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).							6.	Stockholder proposal requesting a majority vote standard in the election of directors.	☐		☐		☐
									FOR		AGAINST		ABSTAIN
* Exceptions							7.	Stockholder proposal regarding global human rights standards.	☐		☐		☐
				FOR	AGAINST	ABSTAIN					YES		NO
5.	Ratify the appointment of Ernst & Young LLP as Lear Corporation's independent registered public accounting firm for 2007.			☐	☐	☐	8.	Do you plan to attend the Meeting?			☐		☐

SCAN LINE (FPO)

Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend. Please sign exactly as your name appears herein. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority.

Date Share Owner sign here	Co-Owner sign here

Dear Stockholder:

     The Annual Meeting of Stockholders (the “Meeting”) of Lear Corporation (the “Company”) will be held at 10:00 a.m. (Eastern time) on July 12, 2007 at Hotel Du Pont, 11th and Market Streets, Wilmington, Delaware 19801.

     To be sure that your vote is counted, we urge you to complete and sign the proxy/voting instruction card below, detach it from this letter and return it in the postage paid envelope enclosed in this package. The giving of such proxy does not affect your right to vote in person if you attend the Meeting. The prompt return of your signed proxy will aid the Company in reducing the expense of additional proxy solicitation.

     In order to assist the Company in preparing for the Meeting, please indicate in item 8 on the proxy whether you currently plan to attend the Meeting.

     If you attend the Meeting in person, detach and bring this letter to the Meeting as an admission ticket for you and up to two of your guests.

LEAR CORPORATION

PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors of Lear Corporation for the Annual Meeting of Stockholders on July 12, 2007 or any adjournment or postponement thereof (the “Meeting”).

The undersigned appoints James H. Vandenberghe and Daniel A. Ninivaggi, and each of them, with full power of substitution in each of them, the proxies of the undersigned, to vote for and on behalf of the undersigned all shares of Lear Corporation Common Stock which the undersigned may be entitled to vote on all matters properly coming before the Meeting, as set forth in the related Notice of Annual Meeting and Proxy Statement, both of which have been received by the undersigned.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the adoption of the Merger Agreement in proposal 1, the adjournment proposal in proposal 2 and the nominees in proposals 3, FOR proposals 4 and 5, and AGAINST proposals 6 and 7.

To change your address, please mark this box.  ☐

Change of address

LEAR CORPORATION P.O. BOX 11211 NEW YORK, NY 10203-0211